U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO RULE 257(B)(1) OF REGULATION A

Discount Print USA, Inc.

(Exact name of issuer as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

84-2125667

(I.R.S. Employer Identification Number)

4460 W Hacienda Ave.

Suite 103

Las Vegas, NV 89118

702-527-3536

(Full mailing address of principal executive offices and

Issuer's telephone number, including area code)

JDT Legal, PLLC

Jeff Turner, Esq.

897 W Baxter Dr.

South Jordan, UT 84095

801-810-4465

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Item 1.Business

Company Overview – Our Mission

Discount Print USA, Inc is a Wyoming Corporation (The “Company”). The Company was initially formed on June 17, 2019. The Company currently operates the following business operations:

Discount Print USA, Inc is a commercial printing management company that offers low priced printing services to a wide variety of businesses as well as individuals. We offer online, demand, digital, and offset printing services through a website geared towards major cities through a series of virtual offices. We are a marketing company that provides printing services then outsources order completion and delivery direct to the customer. Additionally, being headquartered in Las Vegas, Nevada, we have developed a division which specializes in assisting convention participants with printing services.

We market Tradeshow Booth Displays, Large Format Printing, and a large variety of printing products such as the list below:

·Brochures/Flyers

·Business Cards

·Calendars

·Door Hangers

·Envelopes

·Foam Board Printing

·Gator Board Printing

·Sintra (PVC) Board Signs

·Presentation Folders

·Tradeshow Booth Displays

·Large Format Printing

·Modular Displays

·Outdoor Displays & much more

Business Development Plan

We plan to eventually have virtual offices in every major city so we can capture business from conventions and businesses throughout America. These offices are low-cost effective suites in various metropolitan areas and cities throughout the country that serve primarily as a physical local pick-up location for nationwide clients. Customer traffic is driven through an extensive on-line presence through major internet search engines (i.e. Google, etc.) with locally addressed listings throughout the country. This effectively streamlines the Company’s overhead costs and increases margins and profit revenue, without compromising customer service and product delivery. To date, the Company has opened 39 virtual offices nationwide.

12-Month Plan & Working Capital Priorities

Over the next 12 months, we will continue expanding our current operations by opening additional virtual offices in various major cities throughout the U.S. While the Company is largely an internet-based service provider, virtual offices allow us to establish a physical presence in the city where a virtual office is located and to more effectively market and advertise the Company’s services to local businesses and communities. Based on startup costs associated with the Company’s operating Las Vegas, Nevada location (office lease, local advertising and marketing expenses, website design, Search Engine Optimization services (SEO), etc.), we conservatively estimate we will be able to open a minimum of 10 virtual offices for every $30,000 in capital raised. Contingent on the amount of capital raised in this offering, we intend to open a minimum of 100 virtual offices over the next 12 months. The Company’s planned use of proceeds with respect to working capital are listed below in order of priority:

-Open new virtual office locations

-Increase marketing and advertising efforts for existing virtual offices

-Ensure satisfaction of any Company financial obligations

-Establish a financial reserve

As of November 3, 2022, the Company has 4 full-time employees and 0 part-time employees.

Over the last 12 months Discount Print USA, Inc. has opened up over 50 new virtual offices in several cities throughout the United States.  We now have three main websites and each office is listed under one of the following websites.

1. www.discountprintusa.com.  59 locations

2. www.bannerprintingofamerica.com.  23 locations

3.www.conventionprintingofamerica.com.  11 locations

Each location listed on each of the three main websites also has its own individual website which pertains to the particular city the office is located in.  Our goal is to have +300 new locations over the next 36 months.

Item 2.Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Year Ended June 30, 2022, compared to Year Ended June 30, 2021, as reported on our Audited Financial Statements.

Net Revenues – For the years ended June 30, 2022, and 2021, our business had net revenues of $304,290 and $66,740, respectively, as a result of business expansion into new cities in the United States.

Cost of Goods Sold – For the years ended June 30, 2022, and 2021, our business had costs of goods sold of $148,563, and $31,951, respectively, as a result of business expansion into new cities in the United States.

Gross Profits – For the years ended June 30, 2022, and 2021, our business had gross profits of $155,727 and $34,789, respectively.

Professional Expenses – For the years ended June 30, 2022, and 2021, our business incurred professional fees in the amount of $250,440 and $197,825, respectively. The increase was due to increased professional fees related to increased business growth, specifically legal and accounting fees. The increase is also due in part to the Company issuing 1,166,666 shares of common stock with a fair value of $116,667 for financing fees during the year ended June 30, 2022 compared to issuing 2,000,000 shares of common stock with a fair value of $80,000 for services during the year ended June 30, 2021.

General and Administrative Expenses – For the years ended June 30, 2022, and 2021, our business incurred general and administrative expenses in the amount of $189,799 and $125,614, respectively.  This increase was result of increased growth into new markets across the United States.

Other Income (Expense) – For the years ended June 30, 2022 and 2021, other income (expense) totaled $(62,722) and $(35,244), respectively.  The increase in expense was due to the Company having an increase in interest expense of $62,722 due to larger loan balances and amortization of debt discount compared to the prior year offset by a decrease in loss on debt settlement of $35,244.

Net Losses – For the years ended June 30, 2022, and 2021, our business had net losses of $347,234 and $323,894, respectively, as a result of increases in professional fees and general administrative expenses, due to natural expansion of the business, and the associated costs of performing said business and an increase in other expenses as explained above.

Liquidity and Capital Resources

Net cash used in operating activities for the years ended June 30, 2022, and 2021 was $(108,510) and $(183,405), respectively. Net cash used in operating activities primarily includes net losses for the years ended June 30, 2022 and 2021 respectively, of $(347,234), and $(323,894). During the year ended June 30, 2022 operating activities included $116,667 in common stock issued for financing fees, $3,913 in amortization and depreciation, $62,530 in amortization of debt discount and a gain on sale of equipment of $1,966 and a change of $57,581 in operating assets and liabilities.  During the year ended June 30, 2021 operating activities included $80,000 in common stock issued for services, loss on debt settlement of $35,244 and a change of $25,245 in operating assets and liabilities.

Net cash used in investing activities for the years ended June 30, 2022, and 2021 was $2,271 and $0, respectively, due to the Company selling a company vehicle and receiving proceeds of $11,500 offset by $9,229 related to the purchase of anew company vehicle during the year ended June 30, 2022.

Net cash provided by financing activities for the years ended June 30, 2022, and 2021 was $105,673 and $181,000, respectively.  For the year ended 2022, this consisted of proceeds from short-term notes payable of $28,580, proceeds from convertible notes payable of $100,500 and common stock issued for cash of $3,000 offset by repayments on short-term notes payable of $26,140 and repayment on short-term note payable – vehicle of $267. For the year ended 2021, this consisted of common stock issued for cash of $180,000, proceeds from short-term notes payable of $10,000 offset by repayments on short-term notes payable of $9,000.

As of June 30, 2022, and 2021, we had $20,196 and $0 long-term liabilities, respectively.

As of June 30, 2022, and 2021 the Company had current liabilities in the amount of $220,330, and $70,355, respectively, consisting primarily of convertible notes payable of $84,197, and $0, respectively. Current liabilities also consisted of a combination of accounts payable, and short-term notes payable, including a balance of $47,380 and $3,798 owed to related parties at June 30, 2022 and 2021.

As of June 30, 2022, the Company had $800 in cash to fund its operations. The Company does not believe its current cash balance will be sufficient to allow the Company to fund its planned operating activities for the next twelve months.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations or substantially curtail some of its planned activities.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities should the Company be unable to continue as a going concern.

As the Company continues to incur losses, achieving profitability is dependent on achieving a level of revenues adequate to support the Company's cost structure.  The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital.  Management intends to fund future operations through additional private or public equity offering and may seek additional capital through arrangements with strategic partners of from other sources.  There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all.  Any equity financing may be dilutive to existing shareholders.

We will require substantial additional financing, in order to execute our business expansion and development plans and we may require additional financing in order to sustain substantial future business operations for an extended period of time. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.

We are currently seeking additional financing. If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce the planned future growth of our operations.

Off Balance Sheet Arrangements

As of June 30, 2022, there were no off-balance sheet arrangements.

Going Concern

The Company has experienced a history of net losses and had an accumulated deficit of $(749,568) as of June 30, 2022, which raises substantial doubt about the Company’s ability to continue as a going concern. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing.

Critical Accounting Policies

We have identified the policies outlined in the attached financial statements as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Additional Company Matters

The Company has not filed for bankruptcy protection, nor has it ever been involved in receivership or similar proceedings.

The Company is not presently involved in any other legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Item 3.Directors and Officers

The officers and directors of the Company are as follows:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part-Time Employees
Ronald Miller	President, Secretary, Treasurer, Director	69	June 2019 - Present	N/A
R. Nickolas Jones	CFO	43	June 2019 - Present	3

Ronald Miller, President, Secretary, Treasurer, Director

Mr. Miller has over forty years of experience in the printing and publishing industry. He has printed and published both educational books and educational programs starting in 1976.  His first book publication was called “The American Dream:  Shadow and Substance”, a collector’s pictorial of America’s first 200 years.  In 1977, he went on to publish another book; “The Gambia”.  During the research process for, “The Gambia,” Mr. Miller hired his college political science instructor, Dr. Andrea Fletcher of La Verne College to chronicle her observations from an academic perspective.  Along with a professional photographer, Dr. Fletcher traveled directly to Gambia, a nation in West Africa.  While there, Dr. Fletcher was able to have a first-hand look at the country, its people, customs, culture, and history primarily for use in the US school and public library markets.  Both of these were purchased by teachers and librarians throughout the United States.

In 1991, Mr. Miller became the executive producer of his first educational film, “The Rise and Fall of the Soviet Union”.  This fascinating 2-hour documentary is an overview of the last 700 years of Russian history, from the military exploits of one of its founders, Alexander Nevski, in 1240 AD and ending with the dissolution of the Soviet Empire and the fall of the Iron Curtain in 1991.  After launching that educational documentary, Mr. Miller went on to produce over 50 more educational programs dealing with a wide variety of subjects and historical periods including:

·The Rise and Fall of the Soviet Union

·The History and Mystery of China

·Japan: Land of the Rising Sun

·The Life and Times of Ronald Reagan

·World War I: Cause and Effect

·The History and Function of Congress

·The Extraordinary Life of Amelia Earhart

·When Women Ruled: Great Women Leaders in World History

·Einstein

·The Mystery of Sherlock Holmes

·Great American Landmarks

·Helen Keller

·A Century of Flight

·Democracy in America

·Great Native American Warrior Chiefs

·Great Women in American History

·Legends of the Wild Wild West

·Mount Rushmore

·Reconstruction of the United States

·The American Dream (a documentary version of Mr. Miller’s book of the same name)

·The American Revolution

·The Declaration of Independence

·The History of Conservative Politics in America

·The Lewis and Clark Expedition….and a number of others.

These programs have been widely used as supplemental in-classroom media curriculum for schools and public libraries throughout the US since his first release in 1991 of “The Rise and Fall of the Soviet Union”.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation awarded to, paid to, or earned by, the Company's officers and director for the two years ended June 30, 2022, and 2021,

Summary Compensation Table

Name & Principal Position	Fiscal Year ended June 30	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ronald Miller (CEO, Director)	2022 2021	- -	- -	- -	- -	- -	- -	$14,325 $12,528	$14,325 $12,528

R. Nickolas Jones (CFO)	2022 2021	- -	- -	- -	- -	- -	- -	$5,000 $10,000	$5,000 $10,000

Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of one director. Our director is not "independent" as defined in Rule 4200 of FINRA's listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this 1-K filing. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our director any compensation for his services as board member, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Wyoming law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company's Bylaws, which are attached to this Offering Circular.

Item 4.Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our Common Stock as of November 15, 2022.  None of our Officers or Directors sold stock in this Offering. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock.

Percentage of beneficial ownership prior to the offering is based on 29,072,948 Shares of Common Stock outstanding, 5,000 shares of Series A Preferred Stock outstanding, and 0 shares of Series B Preferred Stock outstanding as of the date the Offering was originally qualified. Percentage of beneficial ownership after the offering assumes the Maximum Offering Amount is sold.

Name and Position	Class	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
		Number	Percent	Number	Percent
Ronald Miller(1) (President, Secretary, Treasurer)	Common Series A Preferred	19,995,000 5,000	69% 100%	19,995,000 5,000	22% 100%
R. Nickolas Jones(2) (CFO)	Common	1,000,000	3%	1,000,000	1%
Frank Koerber(3) (Beneficial Owner)	Common	4,550,000 (4)	16%	4,550,000	5%

(1)4460 W Hacienda Ave., Suite 103, Las Vegas, NV 89118

(2)4460 W Hacienda Ave., Suite 103, Las Vegas, NV 89118

(3)14228 S.E. 38th Street, Bellevue, Washington 98006

(4)Includes 4,500,000 Common Shares owned by Frank Koerber IRA Foundation Trust Co LLC, of which Frank Koerber is the custodian.

Item 5.Interest of Management and Others in Certain Transactions

Debts for Expenses Covered by Ronald Miller

As of June 30, 2022, and 2021, the Company is indebted to related parties in the amount of $47,380 and $3,798, respectively.  These amounts represent periodic expenses paid on behalf of the Company by its officer and principal Shareholder, Ronald Miller.  These amounts are unsecured, non-interest bearing, and due on demand.

2020 Equity Issuances for Services Rendered

On November 11, 2020, the Company issued R. Nickolas Jones, Company CFO, 1,000,000 restricted common shares for services rendered.  On November 11, 2020, the Company also issued Jeff Turner, Company counsel, 1,000,000 restricted common shares for services rendered.

Item 6.Other Information

None.

Item 7.Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Discount Print USA, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Discount Print USA, Inc. (the Company) as of June 30, 2022 and 2021, the related statements of operations, stockholders’ deficit, and cash flows, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring net losses and has not yet established an ongoing source of revenues sufficient to cover its operating costs which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Basis of Presentation and Going Concern – Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and has a history of recurring net losses. The Company has contractual obligations, such as commitments for repayments of accounts payable, short-term notes payable and convertible notes payable (collectively “obligations”). Currently, management’s forecasts and related assumptions illustrate their judgements as to the Company’s ability to meet its obligations through management of expenditures, implementation of planned business operations, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to implement its planned business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments regarding the Company’s ability to effectively implement its plans to provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining the Company’s ability to effectively implement it include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful implementation of its planned business operations. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others: (i) evaluating the probability that the Company will be able to access funding from the capital market; (ii) evaluating the probability that the Company will be able to manage expenditures (iii) evaluating the probability that the Company will be able to obtain debt financing, and (iv) evaluating the implementation of its planned business operations.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2019.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

November 16, 2022

Discount Print USA, Inc.
Balance Sheets

ASSETS

CURRENT ASSETS	June 30,	June 30,
	2022	2021

Cash	$800	$1,366
Accounts receivable	-	40
Other current assets	3,688	1,378

Total Current Assets	4,488	2,784

Non-current Assets
Property & Equipment, net	30,733	11,000

TOTAL ASSETS	$35,221	$13,784

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$66,665	$50,397
Accounts payable - related parties	47,380	3,798
Short-term notes payable	18,600	16,160
Convertible notes payable, net of debt discount	84,197	-
Current portion of note payable - vehicle	3,488	-
Total Current Liabilities	220,330	70,355

LONG-TERM LIABILITIES

Long-term portion of note payable - vehicle	20,196	-

Total Long-term Liabilities	20,196	-

Total Liabilities	240,526	70,355

STOCKHOLDERS' DEFICIT		.
Preferred stock - Series A: 5,000,000 shares authorized,
at $0.0010 par value, 5,000 issued and outstanding.	5	5
Convertible Preferred stock - Series B: 10,000 shares authorized,
at $0.0010 par value, 0 issued and outstanding.	-	-
Common stock: 95,000,000 shares authorized at $0.0010 par value,
29,072,948 and 27,876,282 issued and outstanding, respectively.	29,073	27,876
Additional paid-in capital	515,185	317,882
Accumulated deficit	(749,568)	(402,334)

Total Stockholders' Deficit	(205,305)	(56,571)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$35,221	$13,784

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Operations

	For the Year Ended June 30, 2022	For the Year Ended June 30, 2021

REVENUES	$304,290	$66,740

COST OF GOODS SOLD	148,563	31,951

GROSS PROFIT	155,727	34,789

OPERATING EXPENSES

Professional fees	250,440	197,825
General and administrative	189,799	125,614

Total Operating Expenses	440,239	323,439

LOSS FROM OPERATIONS	(284,512)	(288,650)

OTHER INCOME (EXPENSE)
Loss on settlement of debt	-	(35,244)
Interest expense	(62,722)	-
Total Other Income (Expense)	(62,722)	(35,244)

INCOME TAX EXPENSE	-	-

NET LOSS	$(347,234)	$(323,894)

BASIC AND DILUTED LOSS
PER COMMON SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTEDCOMMON
SHARES OUTSTANDING	28,414,360	24,155,066

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Stockholders' Deficit

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, June 30, 2020	5,000	$5	20,170,190	$20,170	$17,344	$(78,440)	$(40,921)

Common Stock issued for cash	-	-	4,500,000	4,500	175,500	-	180,000

Common Stock issued for services	-	-	2,000,000	2,000	78,000	-	80,000

Common Stock issued for conversion of debt	-	-	1,206,092	1,206	47,038	-	48,244

Net Loss as of June 30, 2021	-	-	-	-	-	(323,894)	(323,894)

Balance, June 30, 2021	5,000	$5	27,876,282	$27,876	$317,882	$(402,334)	$(56,571)

Common Stock issued for cash	-	-	30,000	30	2,970	-	3,000

Common Stock issued for financing fees	-	-	1,166,666	1,167	115,500	-	116,667

Issuance of warrants	-	-	-	-	78,833	-	78,833

Net Loss as of June 30, 2022	-	-	-	-	-	(347,234)	(347,234)

Balance, June 30, 2022	5,000	$5	29,072,948	$29,073	$515,185	$(749,568)	$(205,305)

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Cash Flows

	For the Year Ended June 30, 2022	For the Year Ended June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(347,234)	$(323,894)
Adjustments to reconcile net loss to
net cash used in operating activities:
Common stock issued for services	-	80,000
Common stock issued for financing fees	116,667	-
Depreciation and amortization	3,913	-
Loss on debt settlement	-	35,244
Amortization of debt discount	62,530	-
Gain on sale of property and equipment	(1,966)	-
Changes in operating assets and liabilities:
Accounts receivable	40	(40)
Other current assets	(2,310)	(1,378)
Accounts payable	16,268	23,263
Accounts payable - related parties	43,582	3,400

Net Cash Used in Operating Activities	(108,510)	(183,405)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	11,500	-
Purchase of vehicle	(9,229)	-

Net Cash Used in Investing Activities	2,271	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term notes payable	28,580	10,000
Proceeds from convertible notes payable	100,500	-
Repayments on short-term notes payable	(26,140)	(9,000)
Repayment on short-term note payable - vehicle	(267)	-
Common Stock issued for cash	3,000	180,000
Net Cash Provided by Financing Activities	105,673	181,000

NET INCREASE (DECREASE) IN CASH	(566)	(2,405)

CASH AT BEGINNING OF PERIOD	1,366	3,771

CASH AT END OF PERIOD	$800	$1,366

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued conversion of debt	$-	$48,244
Debt discount related to issuance of warrants	$78,833	$-
Purchase of property & equipment with short-term note payable	$23,951	$-

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Discount Print USA (“the Company”), Inc was incorporated in the State of Wyoming on June 17, 2019. The Company has minimal operations currently. Management is waiting to raise funds from investors to begin activities. The Company’s principal business consists of producing flyers, posters and printing images. The Company began generating revenues from operations during the fiscal year ended 2020.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern for a period of one year from the issuance of these financial statements. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The COVID-19 pandemic could have an impact on our ability to obtain financing to fund our operations.  The Company is unable to predict the ultimate impact at this time.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In connection with the preparation of the financial statements, we are required to make assumptions and estimates about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumption and estimate on historical experience and other factors that management believes are relevant at the time our financial statements are prepared. On a periodic basis, management reviews the accounting policies, assumptions and estimates to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the estimates and assumptions, and such differences could be material.

Use of Estimates

In connection with the preparation of the financial statements, we are required to make assumptions and estimates about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumption and estimate on historical experience and other factors that management believes are relevant at the time our financial statements are prepared. On a periodic basis, management reviews the accounting policies, assumptions and estimates to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the estimates and assumptions, and such differences could be material.

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.  As of June 30, 2022 and 2021, the Company had a balance of $800 and $1,366, respectively, in cash in the bank.

Loss per Common Share

The Company computes basic and diluted net loss per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted loss per share reflects the potential dilution that could occur if convertible notes to issue common stock were converted resulting in the issuance of common stock that could share in the loss of the Company.

For the twelve months ended June 30, 2022, warrants were dilutive instruments and were included in the calculation of diluted earnings per share.

	June 30, 2022 (Shares)	June 30, 2021 (Shares)
Warrants	11,666,667	-
Total	11,666,667	-

Stock-based compensation

The Company recognizes compensation expense for all stock-based compensation awards based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

At the Company’s discretion, the Company may choose to compensate the present director, as well as compensate future directors, with stock-based compensation. For the present, only expenses are reimbursed for the present director’s participation on the board of directors.

Income Taxes

We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results.

New Accounting Pronouncements, Recently Adopted Accounting Pronouncements

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. ASU 2018-11 provides entities another option for transition, allowing entities to not apply the new standard in the comparative periods they present in their financial statements in the year of adoption. The Company has evaluated all recently issued pronouncements and standards and has determined none will impact the financial statements. We also elected the short-term lease practical expedient, which allowed us to not recognize leases with a term of less than twelve months on our balance sheets. In addition, we elected the lease and non-lease components practical expedient, which allowed us to calculate the present value of the fixed payments without performing an allocation of lease and non-lease components. The standard did not have a material impact on the statements of operations or cash flows.

The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretative releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants. The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

Property and Equipment

Property and equipment are carried at the lower of cost or net realizable value. All property and equipment with a cost of $1,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Property and equipment consists of a vehicle, which is depreciated on a straight-line basis over its expected useful life of 5 years.

	June 30, 2022			June 30, 2021
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Vehicle	$33,180	$(2,447)	$30,733	$11,000	$-	$11,000

 During the year ended June 30, 2022, the Company sold the vehicle it had purchased in 2021 for $11,500 and recorded a gain on sale of $1,966.  Depreciation expense for the years ended June 30, 2022 and 2021 was $3,913 and $0, respectively

Revenue Recognition

The Company follows Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to our customer which primarily consists from the production of flyers, posters and printing images. Once a contract is determined to be within the scope of ASC Topic 606, at contract inception we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

performance obligation is satisfied or as it is satisfied. Generally, our performance obligations are transferred to customers at a point in time, typically upon delivery.

NOTE 4- STOCKHOLDERS’ EQUITY

Preferred Stock

As of June 30, 2022 and 2021, the Company has 5,000,000 preferred shares authorized at par value of $0.001. There were 5,000 shares of Series A Preferred stock issued and outstanding as of June 30, 2022 and 2021. The key rights and preferences associated with the Preferred Stock are summarized below:

Number in Class. The Preferred Stock shall consist of 5,000, shares, $0.001 par value per share.

Dividend Rights. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).

Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of votes per share entitled to be voted by such holders at the time of such dividend.

Non-Cash Dividends. Whenever a dividend or Distribution shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders, first to the holders of each share of Preferred Stock then outstanding and prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock.

Redemption. The Company shall not have any redemption rights relating to the Preferred Stock.

Voting Provisions.  Each share of Preferred Stock shall be entitled to sixteen (16) votes on any matter properly brought before the Company’s shareholders for a vote.

As of June 30, 2022 and 2021, the Company had 10,000 and 0 shares of Series B Convertible Preferred stock, par value of $0.001, respectively. There were 0 shares of Series B Convertible Preferred stock issued and outstanding as of June 30, 2022 and 2021. The key rights and preferences associated with the Preferred Stock are summarized below:

Number in Class. The Series B Convertible Preferred stock consists of 10,000, shares, $0.001 par value per share.

Dividend Rights. Dividends shall not be payable on the Series B Convertible Preferred stock.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders, first to the holders of each share of Preferred Stock then outstanding and prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock.

Redemption. The Company shall not have any redemption rights relating to the Series B Convertible Preferred Stock.

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

Voting Provisions.  The holders of Series B Convertible Preferred stock are not entitled to shareholder votes.

Conversion. Each share of Series B Convertible Preferred stock can be converted into 20,000 shares of Company Common stock at the election of the Series B shareholder, subject to a 4.99% beneficial ownership limitation on post-conversion shares of Company Common stock held by the converting shareholder.

Common Stock

As of June 30, 2022, the Company has 95,000,000 common shares authorized at par value of $0.001. There were 29,072,948 shares of common stock issued and outstanding as of June 30, 2022.

As of June 30, 2021, the Company has 95,000,000 common shares authorized at par value of $0.001. There were 27,876,282 shares of common stock issued and outstanding as of June 30, 2021.

2022 Equity Issuances

On July 29, 2021, the Company borrowed $66,667 to finance its operations. As part of the financing arrangement, the Company issued 666,667 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

On December 27, 2021, the Company borrowed $27,777 to finance its operations. As part of the financing arrangement, the Company issued 277,777 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

On February 2, 2022, the Company sold 30,000 shares to finance its operations, for $3,000 cash.

On May 18, 2022, the Company borrowed $22,222 to finance its operations. As part of the financing arrangement, the Company issued 222,222 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

2021 Equity Issuances

During the year ended June 30, 2021, the Company sold, as part of a Reg-A offering, 4,500,000 shares of the Company’s common stock, at a price of $0.04 per share for total proceeds of $180,000.

On November 11, 2020, the Company issued R. Nickolas Jones, Company CFO, 1,000,000 restricted common shares for services rendered, valued at $0.04 per share for a total fair value of $40,000, based upon the current value of shares being sold at the time of the Company’s Reg-A offering.

On November 11, 2020, the Company issued Jeff Turner, Company counsel, 1,000,000 restricted common shares for services rendered, valued at $0.04 per share for a total fair value of $40,000, based upon the current value of shares being sold at the time of the Company’s Reg-A offering.

On February 22, 2021, the Company amended its convertible notes payable agreement with Redstone Communications. The note was amended effective as of December 10, 2019, to remove the conversion feature in the original note also dated December 10, 2019.  On February 22, 2021, the Company issued 1,206,092 restricted common shares to Redstone Communications, in full satisfaction of this newly amended $10,000 note. No interest was recorded as per the amended agreement. The shares were valued at $0.04 per share for a total fair value of $48,244, which was based upon the current value of shares being sold at the time of the Company’s Reg-A offering. The conversion created a loss on the settlement of the debt of $38,244.

Warrants

The below table summarizes the activity of warrants exercisable for shares of common stock during the years ended June 30, 2022 and 2021:

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

	Number of Shares	Weighted- Average Exercise Price
Balances as of June 30, 2021	-
Granted	11,666,667	$0.01
Redeemed	-	-
Exercised	-	-
Forfeited	-	-
Balances as of June 30, 2022	11,666,667	$0.01

The fair value of each warrant on the date of grant is estimated using the Black-Scholes option valuation model. The following weighted-average assumptions were used for the warrants granted during the year ended June 30, 2022:

Years Ended
June 30,
2022
Exercise price	$0.03 - $0.10
Expected term	2.5 years
Expected average volatility	100%
Expected dividend yield	-
Risk-free interest rate	3.83%

The following table summarizes information relating to outstanding and exercisable warrants as of June 30, 2022:

Warrants Outstanding			Warrants Exercisable
Weighted Average
Number	Remaining Contractual	Weighted Average	Number	Weighted Average
of Shares	life (in years)	Exercise Price	of Shares	Exercise Price
11,666,667	4.33	$0.01	11,666,667	$0.01

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the warrants at June 30, 2022. As of June 30, 2022, the aggregate intrinsic value of warrants outstanding was approximately $1,050,000.

As discussed below in Note 6, the Company issued 11,666,667 warrants with convertible debt. The value of the warrants was allocated based on the relative fair values of the convertible notes and the warrants $21,664 and $78,833, respectively. The warrant value of $78,833 was recorded as a debt discount which is being amortized over the life of the convertible notes. In addition, the convertible notes had an original issue discount (OID) in the amount of $16,167 which was recorded as a debt discount and which is being amortized over the life of the convertible notes. The debt discount totaled $95,000.

NOTE 5- RELATED PARTY TRANSACTIONS

During the years ended June 30, 2022 and 2021, the Company owed our officer and director, Ronald Miller, for consulting services rendered, totaling $16,667, and $3,798, respectively.

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

During the years ended June 30, 2022 and 2021, our officer, R. Nickolas Jones, for accounting services rendered, totaling $30,713, and $0, respectively.

See Note 4 for related party equity transactions.

NOTE 6- NOTES PAYABLE

Short- Term Notes Payable

On June 25, 2020, the Company received a Small Business Administration EIDL loan (“SBA”) for $3,000 (the “SBA Loan”). The SBA Loan was considered an advance on a potential future larger EIDL loan, relating to the Covid-19 pandemic, which ultimately was not granted. The SBA Loan has since been forgiven. The forgiveness of the debt was recorded as a gain on forgiveness of debt on the income statement, on July 1, 2021.

On October 4, 2019, Be In Beauty Supplies loaned the Company $3,160. The note accrues interest at a rate of 20% per annum and is due upon demand. The note was payable in full on December 31, 2019, and currently is in default. As such, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the holder. On November 14, 2019, Be In Beauty loaned the Company an additional $1,500. The note accrues interest at a rate of 10% and is due upon demand. The note was payable in full on November 14, 2021. On maturity, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the holder.

During the years ended June 30, 2022 and 2021, the Company repaid $1,000 and $2,000, respectively, on the Be In Beauty notes payable.  The remaining balance outstanding on this note payable is $1,160 and $2,160 as of June 30, 2022 and 2021, respectively.

On May 28, 2021 and again on June 3, 2021, Frank Koerber loaned the Company $5,000, leaving a balance of $10,000 owed and outstanding as of June 30, 2021.  During the year ended June 30, 2022, Mr. Koerber loaned the Company $10,000 and $12,000 was repaid. As of June 30, 2022, the outstanding balance on this note was $8,000.

On February 8, 2022 the Company entered into a future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $9,800, for $14,308 in future receivables. As part of the agreement the Company agreed to remit 14% of the Company’s daily future receivables. The Company is required to make $500 weekly payments per the agreement.

On March 7, 2022 the Company signed an addendum to the original February 8, 2022 future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $2,940, for $4,292 in future receivables. As part of the agreement the Company agreed to remit 14% of the Company’s daily future receivables. The Company is required to make $500 weekly payments per the agreement and addendum.

On June 27, 2022 the Company entered into a future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $15,300, for $22,185 in future receivables. As part of the agreement the Company agreed to remit 10% of the Company’s daily future receivables. The agreement paid off the first two agreements with Elevate Funding, netting the Company a total of $5,840. The Company is required to pay $500 weekly payments per the agreement.

Convertible Notes Payable

On December 10, 2019, Redstone Communications loaned the Company $10,000. The note accrues at a rate of 10% per annum and is convertible on demand.

On February 22, 2021, the Company amended its convertible notes payable agreement with Redstone Communications. The note was amended effective as of December 10, 2019, to remove the conversion feature in the original note also dated December 10, 2019.

During the year ended June 30, 2021, the Company issued 1,206,092 restricted common shares to Redstone Communications, in full satisfaction of this newly amended $10,000 note. No interest was recorded as per the amended agreement. The shares were valued at

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

$0.04 per share for a total fair value of $48,244, which was based upon the current value of shares being sold at the time of the Company’s Reg-A offering. The conversion created a loss on the settlement of the debt of $38,244.

During the year ended June 30, 2022, the Company and Quick Capital, LLC (“QC”) entered into various securities purchase agreements (“SPA’s”) whereby QC acquired a total of (i) $116,667 in convertible promissory notes having an OID of 10% and maturing one year after their respective maturity dates; and (ii) common stock purchase warrants (the “Warrants”). As part of the financing arrangements, the Company issued a total of 1,166,666 shares of common stock as payment for services related to servicing the loans (Note 4).

The above transactions between the Company and Quick Capital, resulted in the Company receiving total cash proceeds of $100,500 and issuing 11,666,667 warrants with convertible debt (Note 4). The value of the warrants was allocated based on the relative fair values of the convertible notes and the warrants $21,664 and $78,833, respectively. The Warrant value of $78,833 was recorded as a debt discount which is being amortized over the life of the convertible notes. In addition, the convertible notes had an original issue discount (OID) and legal fees in the amount of $16,167 which was recorded as a debt discount and which is being amortized over the life of the convertible notes. The total debt discount recorded on the convertible notes payable was $95,000.  During the year ended June 30, 2022, the Company recorded $62,530 in amortization expense leaving an unamortized debt discount balance of $32,470.  As of June 30, 2022, the principal balance net of debt discount was $84,197.

Short- Term Notes Payable – Vehicle

On February 18, 2021, the Company purchased a vehicle for use by the Company’s officers, by issuing a note payable for $11,000. The Company paid down $7,000 on the note payable and $4,000 was due as of June 30, 2021. During the year ended June 30, 2022, the Company sold the vehicle and paid $4,000 on the note payable leaving a balance of $0.

On February 18, 2022, the Company purchased a company vehicle, for a total of $33,180. As part of the purchase, the Company financed a portion of the purchase, totaling $23,951, at an APR of 5.99%. The outstanding principal balance as of June 30, 2022 is $23,684. Accrued interest as of June 30, 2022 is $46.

Principal payments on the loan mature yearly as follows:

Principal Maturities
June 30
2023	$ 3,488
2024	3,703
2025	3,931
2026	4,174
2027	4,431
Thereafter	3,957

NOTE 7 – INCOME TAXES

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  The Company had no accruals for interest and penalties since inception.

Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax losses.

Discount Print USA, Inc.

Notes to the Financial Statements

June 30, 2022 and 2021

The Company’s federal income tax returns since inception remain subject to examination by the Internal Revenue Service as of June 30, 2022.

The income tax provision differs from the amount of income tax determined by applying the Federal income tax at the expected rate of 21% due to the following:

	Year Ended June 30,	Year Ended June 30,
	2022	2021
Net loss	$ (347,234)	$ (323,894)
Loss on settlement of debt	-	35,244
Amortization of debt discount	62,530	-
Stock issued for services	116,667	80,000
Valuation allowance	168,037	208,650
Net provision for Federal income taxes	$ -	$ -

Net deferred tax assets are comprised as follows:

	2022	2021
Deferred tax asset attributable to:
Net operating loss carryover	$ 95,577	$ 60,289
Less: valuation allowance	(95,577)	(60,289)
Net deferred tax asset	$ -	$ -

As of June 30, 2022 and 2021, the Company has taxable net loss carryovers of approximately $455,129 and $287,090, respectively, that may be offset against future taxable income.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company uses the short-term lease exemption from ASC 842, “Leases,” as it rents an office at 39 East Agate, unit 204, Las Vegas, Nevada. The property terms commenced on June 1, 2022, and will end on May 31, 2023 (one year). Monthly rent is $1,410.

The Company uses the short-term lease exemption from ASC 842, “Leases,” as it rents a second office at 7635 Fairfield Avenue, , Las Vegas, Nevada. The property terms commenced on February 1, 2022, and will end on January 31, 2023 (one year). Monthly rent is $2,500.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued. There have been no events that would require disclosure or adjustments to the financial statements.

Item 8. Exhibits

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Filing Type	Date
1A-2A	Articles of Incorporation		1-A	10/14/2021
1A-2B	Bylaws		1-A	10/14/2021
1A-3.1	Amended Certificate of Designation – Series B Preferred Stock	*
1A-4	Subscription Agreement		1-A	10/14/2021
1A-6.1	Note Purchase Agreement with Quick Capital, LLC dated July 29, 2021		1-A	10/14/2021
1A-6.2	Convertible Note Issued to Quick Capital, LLC on July 29, 2021		1-A	10/14/2021
1A-6.3	Stock Purchase Warrant Issued to Quick Capital, LLC on July 29, 2021		1-A	10/14/2021
1A-6.4	Note Purchase Agreement with Quick Capital, LLC dated December 27, 2021	*
1A-6.5	Convertible Note Issued to Quick Capital, LLC on December 27, 2021	*
1A-6.6	Stock Purchase Warrant Issued to Quick Capital, LLC on December 27, 2021	*
1A-6.7	Note Purchase Agreement with Quick Capital, LLC dated May 18, 2022	*
1A-6.8	Convertible Note Issued to Quick Capital, LLC on May 18, 2022	*
1A-6.9	Stock Purchase Warrant Issued to Quick Capital, LLC on May 18, 2022
1A-11	Auditor’s Consent	*

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Discount Print USA, Inc.

/s/ Ronald Miller

By: Ronald Miller, CEO

Date: November 16, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Principal Executive Officer

/s/ Ronald Miller

By: Ronald Miller, CEO

Date: November 16, 2022

Principal Financial & Accounting Officer

/s/ R. Nickolas Jones

By: R. Nickolas Jones, CFO

Date: November 16, 2022

Board of Directors

/s/ Ronald Miller

By: Ronald Miller, Director

Date: November 16, 2022